Exhibit 10.9
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated October 8, 2024, is by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and Richard A. Zimmerman (the “Executive”).

WHEREAS, following the closing of the merger on July 1, 2024 (the “Closing”) of Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), Six Flags Entertainment Corporation, a Delaware corporation, and certain other related parties (each such party, a “Predecessor Company”), as contemplated by that Agreement and Plan of Merger between the same and dated as of November 2, 2023 (the “Merger Agreement”), of which the Company is a surviving corporation, the Company wishes to employ executive on the terms and conditions set forth herein.

WHEREAS, Executive was employed by Cedar Fair and now desires to be employed by the Company on the terms and conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Board”) and Executive intend and agree that effective as of the Closing (the “Effective Date”), except as may be specified otherwise herein, this Agreement shall supersede and replace all employment agreements between Executive, the Company, and any Predecessor Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company as its President and Chief Executive Officer, upon the terms and conditions contained in this Agreement effective as of the Effective Date. Executive’s employment with the Company under the terms of this Agreement shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until (and including) the three- (3-) year anniversary of the Effective Date (the “Term”). The Term, as set forth herein is hereinafter referred to as the “Employment Period”.
1.1    In the event both the Executive and Company desire to continue the employment arrangement contemplated by this Agreement following the end of the Employment Period, then the Executive and Company shall negotiate in good faith during the ninety (90) day period immediately prior to the expiration of the Term to enter into a new employment agreement. If a new agreement has not been entered into during such ninety (90) day period, then the Executive and Company may agree to extend the Term by thirty (30) days to continue negotiations on a new employment agreement. If a new agreement has not been entered into by the end of such additional thirty (30) day period, then the Term shall expire.

1.2    If the Company does not intend to extend the Term following the expiration thereof, the Company shall provide Executive at least six (6) months’ advance written notice of such intent.
2.    Duties. During the Employment Period, Executive shall report to the full Board, serve on a full-time basis, and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of President and Chief Executive Officer commencing as of the Effective Date and shall have such duties, authorities and responsibilities as are consistent with the customary duties, authorities and responsibilities of such a position for a public company, and as the Board may designate from time to time while the Executive serves as the President and Chief Executive Officer of the Company, including the exclusive authority over all Company operations except for the development of the Company’s park in Saudi Arabia which will be transitioned by the Board’s Executive Chair. The Executive Chair will only attend leadership meetings as invited by Executive.
The relationship between Executive and the Executive Chair on strategic matters shall be as follows:
2.1    The Executive Chair will partner with Executive on the development of a detailed integration plan for Board approval to ensure the transaction and combined parks portfolio aligns with the Company’s strategy and value creation goals.
2.2    With respect to the execution of cost synergies and integration strategies, the Executive Chair will work closely with Executive to integrate cultures and ensure operational efficiencies while enhancing shareholder value, employee morale and guest satisfaction.
2.3    The Executive Chair will coordinate with Executive to manage communications with stakeholders to articulate the rationale behind the transaction, expected synergies and achievement of synergies, how the transaction fits into the broader strategic vision and progress toward integration.
While Executive is the President and Chief Executive Officer of the Company, Executive will report directly to the Board. Executive shall devote substantially all of Executive’s business time and attention and Executive’s best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with the Company; provided that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board in its sole discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case, so long as such activities in the aggregate do not (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii), (iii), and (iv) only, detrimentally affect the Company’s reputation as reasonably determined by the Company in good faith. If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an “Affiliate”) without additional compensation including, and being subject to his election by the shareholders of the Company, serving as a member of the Board during the Employment Period.
3.    Location of Employment. Executive’s principal place of employment shall be at the Company’s corporate office located in Charlotte, North Carolina, subject to reasonable business travel consistent with Executive’s duties and responsibilities.
4.    Compensation.
4.1    Base Salary.
(a)    In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $1,100,000 during the Employment Period. Executive’s Base Salary will be reviewed from time to time (but will not decrease, except in the event of an across-the-board reduction applicable to substantially all senior executives of the Company).
(b)    The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, including income, FICA, and Medicare contributions, and similar deductions.
4.2    Rollover Equity. It is hereby acknowledged that, pursuant to the Merger Agreement, Executive’s pre-Closing equity awards granted under Cedar Fair’s 2016 Omnibus Incentive Plan were converted into the equity awards denominated in shares of the Company’s common stock, as set forth in Exhibit B (the “Rollover Equity”). Each such award shall remain governed by the terms of the applicable award agreement and this Agreement (to the extent specifically referred to herein).
4.3    Incentive Compensation. During the Employment Period, Executive will be eligible to participate in one or more of the Company’s cash incentive compensation plans and equity incentive plans (awards or compensation under any such plans being referred to as “Incentive Compensation”) at a level appropriate to Executive’s position and performance, as solely determined by the Board. Executive’s Incentive Compensation as set forth in this Section 4.3 (other than the Initial Incentive Grant as defined below in Section 4.3(b)) will be reviewed from time to time but will not decrease, except in the event of an across-the-board reduction applicable to substantially all senior executives of the Company.
(a)    Annual Cash Incentive Compensation. The Board will establish the applicable service-based and performance-based goals, which may include adjusted EBITDA or other criteria, and corresponding attainment percentages.

(b)    In General. Any cash incentive compensation (“Annual Cash Incentive”) payable to Executive for a calendar year shall be paid to Executive at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 of the calendar year following the end of the calendar year to which such Annual Cash Incentive relates. Executive shall not be paid any Annual Cash Incentive with respect to a calendar year unless Executive is employed with the Company on the last day of the calendar year to which such Annual Cash Incentive relates, except as otherwise set forth in Section 6 hereof and in compliance with Section 12.7.
(i)    2024 Bonus. Executive’s Annual Cash Incentive from the Effective Date to December 31, 2024 shall be a pro-rata portion (50%) of Executive’s Target Annual Cash Incentive (as defined in Section 4.3(a)(iii) below) based on a target to be determined by the Board, in good faith consultation with Executive. The Company and Executive both acknowledge that Executive’s Annual Cash Incentive for the period prior to Closing (January 1, 2024 to the Effective Date) was paid to Executive based on Cedar Fair’s standalone performance prior to Closing.

(ii)    Annual Bonus. Executive’s “Target Annual Cash Incentive” will be 150% of Base Salary. Beginning for 2025, the Board, in good faith consultation with Executive, will set annually the performance metrics for business objectives and/or individual goals for the Annual Cash Incentive, as well as target payment thresholds and maximum payouts.

(c)    Initial Incentive Grant. It is acknowledged that Executive received a performance stock unit award under the Company’s 2024 Omnibus Incentive Plan (or any successor plan) (the “Stock Incentive Plan” and such grant the “Initial Incentive Grant”) on the following terms: (i) the target number of shares underlying the Initial Incentive Grant is 163,116; and (ii) the Initial Incentive Grant is subject to the adjusted EBITDA goals, and the other terms and conditions, as further set forth in the applicable award agreement.
(d)    Annual Equity Incentive Compensation. For each year of the Employment Period following 2024, Executive shall receive an award under the Stock Incentive Plan on the following terms, as are specifically set forth in applicable the award agreement, and at the same time the Company generally makes equity grants to other senior executives of the Company (the “Annual Equity Grant”).
(i)    The target number of shares underlying the Annual Equity Grant shall be determined by dividing $8,500,000 by the closing stock trading price of the Company on the date of the Annual Equity Grant or, in the case of stock options or similar awards, shall be determined based on Black-Scholes or a similar option-pricing model approved by the Committee.

(ii)    The Board will establish the applicable service-based and performance-based goals and corresponding attainment percentages, which may include adjusted EBITDA or other criteria, in good faith consultation with Executive.
4.4    Vacation. Executive shall be entitled to six (6) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.
4.5    Benefits. During the Employment Period, Executive shall be entitled to participate in any benefit and compensation plans, including but not limited to medical, disability, life insurance, 401(k) and deferred compensation plans (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan; provided, that the Company shall cover the costs of an annual physical for Executive under the Company’s medical plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.
4.6    Business Expenses. During the Employment Period reasonable travel, entertainment, and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.
5.    Termination. Executive’s employment hereunder may only be terminated as follows:
5.1    Death. Automatically in the event of the death of Executive;
5.2    Disability. At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a physical or mental incapacity or disability which has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) one hundred eighty (180) days in any twelve- (12-) month period or (ii) ninety (90) consecutive days, as determined by a medical physician selected by the Company;
5.3    By Company. At the option of the Company by majority vote of the entire Board:
(a)    for Cause (as defined in Section 6.5 and subject to the notice and cure provisions therein); or
(b)    without Cause, but subject to ten (10) days prior written notice to Executive (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the

Company shall not be treated as a termination without Cause under this Section 5.3).
5.4    By Executive For Good Reason. At the option of Executive for Good Reason (as provided in Section 6.5); or
5.5    By Executive Without Good Reason. At the option of Executive for any or no reason, on sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice) subject to Section 6.6 to the extent applicable.
6.    Severance Payments; Retirement.
6.1    Termination Without Cause, Disability or Resignation for Good Reason. If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause (and not for death) or pursuant to Section 5.2 (Disability) or by Executive for Good Reason (as defined in Section 6.5), subject to Section 6.6 and Section 12.7, Executive shall be entitled to:
(a)    within thirty (30) days following such termination: (i) payment of Executive’s accrued and unpaid Base Salary; (ii) reimbursement of expenses under Section 7 hereof; and (iii) payment for accrued and unused vacation days, in each case accrued as of the date of termination;
(b)    and:
(i)    if such termination occurs other than within the time periods specified in Section 6.1(b)(ii) below – an amount equal to two (2) times Executive’s Base Salary and target Annual Cash Incentive at the time of termination of employment, payable in a single lump sum payment on the Company’s next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination of employment, provided that such payments are subject to the provisions of Sections 6.6 and 12.7;
(ii)    if such termination occurs during the twenty-four (24) month period following a Change in Control or within the twenty-four (24) month period following the Effective Date:
(A)    an amount equal to three (3) times Executive’s Base Salary and target Annual Cash Incentive, payable in a single lump sum payment on the Company’s next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination of employment, provided that such payments are subject to the provisions of Sections 6.6 and 12.7; and

(B)    full and immediate vesting in all of Executive’s equity awards under the Stock Incentive Plan and all Rollover Equity, in each case, then held by Executive as of the date of such termination provided further that any equity awards conditioned upon performance criteria, goals or objectives that so vest fully and immediately upon such a termination shall be payable at target.
(iii)    if such termination occurs following a Disability under Section 5.2 – monetary payments actually received by Executive from a bona fide short-term or long-term disability plan maintained by the Company shall be used to reduce any payment made by the Company pursuant to this Section 6.1(b) on a dollar for dollar basis; provided that: (w) the disability plan payments qualify as “disability pay” under Treasury Regulation Section 31.3121(v)(2)-1(b) (4)(iv)(C); (x) such reduction does not otherwise affect the time of payment of such Base Salary or the provision of benefits; (y) the disability plan covers a substantial number of employees and, was in effect before Executive became Disabled; and (z) any subsequent amendment of such plan or any change in the benefits payable under such plan results from actions taken by an independent third party or, if taken by the Company that they are generally applicable to a substantial number of other employees;
(c)    any Annual Cash Incentive award earned with respect to a calendar year ending on or prior to the date of such termination of employment but unpaid as of such date, shall be payable at the same time such payment would be made if Executive continued to be employed by the Company;
(d)    a pro-rata portion of Executive’s Annual Cash Incentive award for the calendar year in which Executive’s termination of employment occurs (determined by multiplying the amount of such Annual Cash Incentive, measured pursuant to the metrics established by the Board, that would be due for the full calendar year, by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive is employed with the Company and the denominator of which is 365 based on actual performance) and payable at the same time that other senior executives of the Company receive bonus payments in respect of the calendar year in which such termination occurs, but in no event later than March 15 of the calendar year following the end of the calendar year to which such cash incentive award relates.
(e)    an after-tax lump sum amount equal to twenty four (24) months of premiums for continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, as amended (“COBRA”) under the Company’s group medical plans as in effect from time to time, less the amount of Executive’s portion of such premiums determined as if Executive were an active employee, provided, that to the extent any such termination occurs during the twenty-four- (24-) month period following either a Change in Control or the Effective Date, such lump sum shall be calculated based on thirty-six- (36-) months of premiums.

(f)    if such termination is the result of a termination by the Company without Cause, Disability, or resignation by Executive for Good Reason (and without limitation of Section 6.1(b)(ii) above), then, subject to Executive executing a general release of all claims as set forth in Section 6.6, Executive shall become fully vested in the Rollover Equity awards and any equity awards granted under the Stock Incentive Plan made following the Effective Date, in each case that are scheduled to vest within the eighteen- (18-) month period following Executive’s date of termination. Other than as set forth below in the context of stock options, Executive shall receive payments on the payment date as provided in the applicable award agreement as if Executive were employed by the Company on the relevant payment date. All such equity awards shall be paid or vest pursuant to the terms of the original award agreements, but without regard to any continuing employment requirements or proration. Stock options that vest within the eighteen- (18-) month post termination period will terminate thirty (30) calendar days after the vesting date unless exercised by the Executive. Such equity awards that are scheduled to vest (in whole or in part) after the eighteen- (18-) month period following Executive’s date of termination as described above in this paragraph (f), shall vest and be paid only in accordance with the terms of the applicable award and the terms of the Stock Incentive Plan.

(g)    Facility of Payments in the Event of Death After Termination of Employment. Severance payments (made by reason of terminations without Cause, for Disability, Resignation for Good Reason, and after a Change in Control) which have not yet commenced (i.e., because of the six-month waiting period under Section 12.7), or which have commenced, but are unpaid at death of Executive (i.e., during months six to twelve months after termination), will be paid to Executive’s designated beneficiary or legal representative, as applicable; and,
(h)    Other Accrued Amounts. All other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance).
6.2    Termination due to Death. Upon the termination of Executive’s employment due to Executive’s death pursuant to Section 5.1, subject to Section 6.6 hereof, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), (d), (f) and (h) hereof. In addition, subject to Executive’s spouse and eligible dependents timely election of continuation coverage under the COBRA, the Company shall pay to Executive’s spouse and eligible dependents in a lump sum an after-tax amount equal to twelve (12) months of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time, less the amount of Executive’s portion of the premium determined as if Executive were an active employee.
6.3    Expiration of the Term. Notwithstanding any other provision of the Agreement, in the event Executive’s Term expires, Executive’s severance benefits following the expiration of the Term shall be governed by the terms of the Company’s Executive Management and Severance Plan (including the Restrictive Covenants and Arbitration Agreement attached thereto) and any other plan or agreement (including any outstanding equity award or incentive plan agreement) which are or may go into effect, which terms shall not be less beneficial than Executive severance benefits provided under this Agreement.
6.4    Termination For Any Other Reason. Upon the termination of Executive’s employment for any reason other than by the Company without Cause, as a result of death or Disability or by Executive for Good Reason, including without limitation a termination by the Company for Cause or a resignation by Executive without Good Reason, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), (g) and (h) hereof.
6.5    Certain Definitions. For purposes of this Agreement:
(a)    “Cause” shall mean:
(i)    Executive’s willful and continued failure to perform his duties hereunder or to follow the lawful direction of the Board or a material breach of fiduciary duty after written notice specifying the failure or breach;
(ii)    Theft or fraud, with regard to the Company or in connection with Executive’s duties;
(iii)    Executive’s conviction of (or pleading guilty or nolo contendere to) a felony or any lesser offense involving fraud, or moral turpitude;
(iv)    material violation of the Company’s Code of Conduct or similar written policies after written notice specifying the failure or breach;
(v)    willful misconduct unrelated to the Company having, or likely to have, a material negative impact on the Company (economically or its reputation) after written notice specifying the failure or breach;
(vi)    an act of gross negligence or willful misconduct by Executive that relates to the affairs of the Company;
(vii)    a material breach by Executive of any provisions of this Agreement;

(viii)    a final, non-appealable determination by a court or other governmental body of competent jurisdiction that a material violation by Executive of federal or state securities laws has occurred; or
(ix)    as provided in Section 12.1 hereof.

provided however, that Cause shall not exist unless (A) the Company has given Executive written notice of any termination, setting forth the conduct that is alleged to constitute Cause, within thirty (30) days of the first date on which the Company has knowledge of such conduct, and (B) the Company has provided Executive at least thirty (30) days following the date on which such notice is provided to both meet with the Board and to cure such conduct and Executive has failed to do so. Failing such cure, a termination of employment by the Company for Good Reason shall be effective on the day following the expiration of such cure period. Failure to achieve any specified performance goals shall not constitute Cause.
(b)    “Change in Control” shall mean a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulations § 1.409A- 3(i)(5), or any successor provision.
(c)    “Good Reason” shall mean, without Executive’s express consent:
(i)    during the two-year period following the Closing, any material diminution in Executive’s responsibilities, authority or duties, including any alteration of Executive’s responsibilities, authorities (operational, strategic or otherwise) and relationships as set forth in Section 2 of this Agreement;
(ii)    during the remainder of the Term, following the two-year period specified in clause (i) above, any material diminution in Executive’s responsibilities, authority or duties;
(iii)    any material reduction in (x) Executive’s aggregate amount of Base Salary or (y) target Incentive Compensation opportunity (except in the event of an across-the-board reduction in Base Salary or Incentive Compensation opportunity applicable to substantially all senior executives of the Company); or
(iv)    a material breach of this Agreement by the Company;

provided however, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.
(d)    “Noncompetition Period” shall mean during Executive’s employment and during any period following a termination of employment for which Executive’s severance is meant to compensate Executive plus an additional twelve- (12-) months. Notwithstanding the foregoing, in no event will the Noncompetition Period exceed a twenty-four- (24-) month period. For purposes of clarity, a Noncompetition Period shall apply to any form of termination of employment, including but not limited to, termination without Cause, termination for Cause, resignation for Good Reason, resignation without Good Reason, or Retirement.
6.6    Conditions to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be payable only if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit A, provided that, if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination and provided further that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, payments shall always be made in the second calendar year. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Sections 6.1(a), (c), and (h) hereof). In addition, severance shall be conditioned on Executive’s compliance with Section 8 hereof as provided in Section 9 below.
6.7    No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Agreement, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.
6.8    Retirement. Upon “Retirement” (as defined in the Stock Incentive Plan), Executive will continue to participate and vest in all outstanding equity awards granted under the Stock Incentive Plan made prior to Executive’s date of Retirement, other than the Initial Incentive Grant, in each case on a pro-rata basis for an additional eighteen- (18-) months following Executive’s date of Retirement, subject to Executive having (i) completed the full Term of this Agreement and (ii) given at least twelve (12) months advance notice to the Board of his Retirement date (and Executive having retired on or after such date (i.e., no earlier than June 30, 2027)). Executive shall receive payments on the date as provided in the applicable award agreement as if Executive were employed by the Company on the relevant date. All such equity awards shall be paid or vest pursuant to the terms of the original award agreements, but without regard to any continuing employment requirements. All outstanding Rollover Equity awards shall continue to be subject to the retirement provisions set forth in the applicable award agreements, with awards subject to time-based vesting criteria vesting in full upon retirement (including awards granted with performance-based vesting criteria which were converted to time-based awards at the Closing).
7.    Reimbursement of Expenses. Subject to Section 6.6 and Section 12.7, the Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company as in effect from time to time; provided that Executive shall present all such proper receipts or other proof of expenditure promptly following the date the expense was incurred, but in no event later than one week after the date the expense was incurred, and reimbursement shall be made promptly thereafter. When traveling for Company business, Executive shall be subject to Company travel policies.
8.    Restrictions on Activities of Executive.
8.1    Confidentiality.
(a)    Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the Effective Date, Executive will acquire, or may have acquired, Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Executive’s employment with the Company pursuant to this Agreement, Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Executive of this Section 8.1 or by any other executive officer of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Executive on a non- confidential basis from a source other than the Company, or its executive officers or advisors; provided that such source is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by law to disclose any Confidential Information; provided that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Executive under this Section 8.1 shall survive any termination of this Agreement. During the Employment Period Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Period, Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 8.1 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.
(b)    For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean: (i) the business of amusement and water parks; (ii) leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Company’s businesses) by the Company, or being considered by the Company, at the time of Executive’s termination, in each case, to the extent such business is primarily related to the business of amusement and water parks or leisure theme parks; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i)

through (iii) above provided that, in determining when an entity is in a “Business”, the Board will not act unreasonably in making such determination.
8.2    Non-Competition.
(a)    Executive agrees that, during the Noncompetition Period, Executive will not:
(i)    directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, consultant, contractor, director, or otherwise with, or have any financial interest in, or aid, consult, advise, or assist anyone else in the conduct of, any entity or business:
(A)    in which ten percent (10%) or more of whose annual revenues are derived from a Business as defined above; and
(B)    which conducts business in any locality or region of the United States, Ontario or Quebec, Canada, or the Mexico City, Mexico area (whether or not such competing entity or business is physically located in the United States, Canada, or Mexico), or any other area where Business is being conducted by the Company on the date Executive’s employment is terminated hereunder or in each and every area where the Company intends to conduct such Business as it expresses such intent in the written strategic plan developed by the Company as of the date Executive’s employment is terminated hereunder; and
(ii)    either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an executive of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into, or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the services of the type provided by, or orders for business or services similar to those provided by, the Company from any person, company, firm, or other entity who is, or has at any time within two (2) years prior to the date of such action been, a customer or supplier of the Company; provided that the restrictions of Section 8.2(a)(i)(y) above shall also apply to any person, company, firm, or other entity with whom the Company is specifically seeking to develop a relationship as a customer or supplier of the Company at the date of such action.
Notwithstanding the forgoing, Executive’s ownership of securities of a public company engaged in competition with the Company not in excess of five percent (5%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section 8.1(a).

(b)    Executive agrees that, at all times from after the Effective Date, Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm, or other entity, except in his capacity as an executive of the Company:
(i)    seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or
(ii)    solicit or employ any such person at any time within twelve (12) months following the date of cessation of employment of such person with the Company, in any locality or region of the United States or Canada and in each and every other area where the Company conducts its Business;

provided; however, that the restrictions set forth in this Section 8.2(b) shall cease upon the expiration of the Noncompetition Period.
8.3    Assignment of Inventions.
(a)    Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “ Inventions ”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees.

Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)    Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.
8.4    Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, smart phones, cell phones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the Business, the Company’s customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant.
8.5    Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable as an officer of the Company, a member of the board of directors or similar body of any of the Company’s Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).
8.6    Cooperation. During and following the Employment Period, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.

8.7    Non-Disparagement. During his employment with the Company and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during Executive’s employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”), and the Company agrees not to disparage, and to take all reasonable efforts to prevent any Company Party from disparaging, Executive. For purposes of this Section 8.7, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s employees or to any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage either Executive or the Company Parties. Notwithstanding the foregoing, nothing in this Section 8.7 shall prevent Executive or a Company Party from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.
8.8    Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post- termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
8.9    Survival. This Section 8 and Section 9 hereof shall survive any termination or expiration of this Agreement or employment of Executive.
9.    Remedies; Scope.
9.1    It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company (or to Executive in the case of Section 8.7) and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company (or Executive in the case of a breach of Section 8.7) shall be entitled to enforce the specific performance of this Agreement and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any breach of the provisions of Section 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, and in the event of a final, non-appealable determination by a federal or state court of competent jurisdiction that a breach of any provision of Section 8 above has occurred, if such breach of Section 8 above satisfies the Forfeiture Criteria and occurs while Executive is receiving severance payments in accordance with Section 6 above (regardless whether the Company discovers such breach during such period of severance payment or anytime thereafter), the Company shall be entitled to recover any severance payments made to Executive.
9.2    Scope. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under Section 8 and Section 9.1 , and hereby acknowledges and agrees that the same are reasonable and necessary in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the business interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.
10.    Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
11.    Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered (a) by hand or mailed by certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:    8701 Red Oak Boulevard
Charlotte, NC 28217
Attn: Chief Legal & Compliance Officer

If to Executive:    The last address shown on records of the Company or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.
12.    Miscellaneous.
12.1    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a

Cause event and the Company may terminate Executive for Cause or not permit Executive to continue employment.
12.2    No Mitigation; Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.
12.3    Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, term sheets and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
12.4    Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.
12.5    Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
12.6    Reporting and Withholding. The Company shall be entitled to report all income and withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign income tax withholding, FICA contributions, Medicare contributions, or other taxes, charges or deductions which it is from time to time required to withhold or that Executive has authorized the Company to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
12.7    Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement:
(a)    The parties agree that this Agreement shall be interpreted to comply with or, to the extent possible, be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except to the extent attributable to a breach of this Agreement by the Company, in no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” if no exemption or exclusion from Section 409 (A) is determined to apply, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest at the prime rate during the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates and in the normal payment forms specified for them herein.
(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)    For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, unless provided otherwise herein.
12.8    Arbitration.
(a)    Executive and the Company agree that, except as provided in Section 12.8(h) below, any dispute, claim, or controversy between them, including without limitation disputes, claims, or controversies arising out of or relating to this Agreement or Executive’s employment with the Company or the termination of that employment, shall be settled exclusively by final and binding arbitration. Judgment upon the award of the arbitrators may be entered and enforced in any federal or state court having jurisdiction over the parties. Executive and the Company expressly acknowledge that this agreement to arbitrate applies without limitation to any disputes, claims or controversies between them, including without limitation claims of unlawful discrimination (including without limitation claims under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and all amendments to those statutes, as well as state anti-discrimination statutes), harassment, whistleblowing, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims, and tort claims under federal, state, or local law, whether created by statute or the common law. By agreeing to submit any and all claims to arbitration (except as set forth in Section 12.8(h) below), Executive and the Company expressly waive any right that they may have to resolve any disputes, claims, or controversies through any other means, including a jury trial or bench trial.
(b)    The arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) except as provided in this Agreement. Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two (2) arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA in accordance with AAA’s arbitrator selection procedures, including the provision of a list of potential arbitrators to both parties. Each member of the panel shall be a lawyer admitted to practice law for a minimum of 15 years.
(c)    Executive and the Company waive their right to file any arbitration on a class or collective basis; both Executive and the Company agree to file any arbitration only on an individual basis and agree not to file any arbitration as a representative of any class or group of others. Therefore, neither Executive nor the Company will seek to certify a class or collective arbitration or otherwise seek to proceed in arbitration on a representative basis, and the arbitrators shall have no authority to conduct a proceeding as a class or collective action or to award any relief to a class of employees. Nor shall Executive or the Company participate in any class or collective action involving claims covered by this Agreement, but instead shall arbitrate all claims covered by this Agreement on an individual basis.
(d)    The arbitration panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Notwithstanding the above, any remedy for an alleged breach of the Agreement, wrongful discharge, or constructive discharge, or claims related to compensation and benefits will be governed solely by the applicable provisions of this Agreement, with no right to compensatory, punitive, or equitable relief. Further notwithstanding the foregoing, given the nature of Executive’s position with the Company, the arbitrator shall not have the authority to order reinstatement, and Executive waives any right to reinstatement to the full extent permitted by law.
(e)    The arbitrator may award attorneys’ fees and costs to the extent authorized by statute. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved the issues. The costs of the arbitration panel shall be borne by the parties in accordance with the Employment Arbitration Rules of the AAA.
(f)    All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (I) to the extent that the parties agree otherwise in writing; (ii) as necessary in any subsequent proceedings between the parties, such as to enforce the arbitration award; or (iii) as otherwise compelled by law.
(g)    The terms of this arbitration Agreement are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. This Agreement to arbitrate shall be governed by the Federal Arbitration Act. The claims, disputes, and controversies submitted to arbitration will be governed by Ohio law and applicable federal law. The arbitrators shall have exclusive jurisdiction to decide questions concerning the interpretation and enforceability of this Agreement to arbitrate, including but not limited to questions of whether the parties have agreed to arbitrate a particular claim, whether a binding contract to arbitrate has been entered into, and whether the

Agreement to arbitrate is unconscionable or otherwise unenforceable; provided however , that it is agreed that the arbitrators shall have no authority to decide any questions as to whether the waiver of class and collective actions is valid or enforceable and all questions of the validity or enforceability of the waiver shall be decided by a court, not the arbitrators, and the court shall stay any arbitration that purports to proceed as a class or collective action or where the claimant in the arbitration seeks to otherwise act in a representative capacity.
(h)    The parties agree and acknowledge that the promises and agreements set forth in Sections 8.1 (Confidentiality) and 8.2 (Non-Competition) of this Agreement shall not be subject to the arbitration provisions set forth in this Section 12.8, but rather such claims may be brought in any federal or state court of competent jurisdiction. This Agreement to arbitrate does not apply to claims arising under federal statutes that prohibit pre-dispute arbitration agreements. This Agreement to arbitrate does not preclude Executive from filing a claim or charge with a governmental administrative agency, such as the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission, or from filing a workers’ compensation or unemployment compensation claim in a statutorily-specified forum.
12.9    Code Section 280G. If the present value of all payments, distributions and benefits provided to the Participant or for the Participant’s benefit pursuant to the terms of this Agreement or otherwise which constitute a “parachute payment” when aggregated with other payments, distributions, and benefits which constitute “parachute payments,” exceed two hundred ninety-nine percent (299%) of the Participant’s “base amount,” then such payments, distributions and benefits shall either be (i) paid and delivered in full, or (ii) paid and delivered in such lesser amount as would result in no portion of such payments, distributions and benefits being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts (taking into account the applicable federal, state and local income taxes and the Excise Tax) results in the receipt by the Participant on an after-tax basis of materially larger payments, distributions and benefits as determined by the Company. As used herein, “parachute payment” has the meaning ascribed to it in Section 280G(b)(2) of the Code, without regard to Code Section 280G(b)(2)(A)(ii); and “base amount” has the meaning ascribed to it in Code Section 280G and the regulations thereunder. If the “present value” as defined in Code Sections 280G(d)(4) and 1274(b) (2), of such aggregate “parachute payments” as determined by the Company exceeds the 299% limitation set forth herein and subparagraph (ii) above applies, such payments, distributions and benefits shall be reduced by the Company in accordance with the order of priority set forth below so that such reduced amount will result in no portion of the payments, distributions and benefits being subject to the Excise Tax. Such payments, distributions and benefits will be reduced by the Company in accordance with the following order of priority (A) reduction of cash payments; (B) cancellation of accelerated vesting of Equity Awards; and (C) reduction of employee benefits. If acceleration of vesting of

Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards.
12.10    Indemnification; Liability Insurance. To the extent provided in the Company’s Code of Regulations and Certificate of Incorporation, and subject to the limitations on indemnification provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations thereto (the “Dodd-Frank Act”), the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all causes of action arising from Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. Executive shall be provided with the same level of directors and officers liability insurance coverage provided to other directors and officers of the Company on the same terms and conditions applicable to such other directors and officers.
12.11    Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Ohio, without regard to the conflicts of law provisions thereof.
12.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
12.13    Attorneys’ Fees. The Company shall pay or reimburse Executive for the reasonable attorneys’ fees incurred, if any, in the negotiation, preparation and enforcement of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY

By:/s/ Brian C. Witherow
Name: Brian Witherow
Title: Chief Financial Officer

EXECUTIVE

/s/ Richard A. Zimmerman
Richard A. Zimmerman

Exhibit A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) dated __________________, is made and entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and Richard A. Zimmerman (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement dated _______________    (the “Employment Agreement”); and

WHEREAS, the Employee’s employment the Company has terminated effective _______________.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Employee agree as follows:
1.    General Release and Waiver of Claims.
(a)    In consideration of Employee’s right to receive the severance payments and benefits set forth in Sections 6 of the Employment Agreement, the Employee, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as “Employee”), hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Company and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, current, former and future officers, directors, employees, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against any or all of the Company Released Parties based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee’s execution of this Agreement. Such claims include, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq .; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq .; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq .; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq .; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq .; the Fair Credit Reporting Act, 15 U.S.C. §1681 et

seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Employee’s employment with or separation from the Company Released Parties (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and cost.
(b)    The Company, on behalf of itself and the other Company Related Parties, hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Employee from any and all claims (as defined above) which such parties have now or in the future may claim to have against Employee based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee’s execution of this Agreement.
(c)    To the fullest extent permitted by law, and subject to the provisions of Section 1.d and 1.e below, Employee and the Company (each a “party”) represents and affirms that such party has not filed or caused to be filed on their behalf any claim for relief against the other party or any releasee and, to the best of their knowledge and belief, no outstanding claims for relief have been filed or asserted against the other party or any releasee on their behalf. In the event either party has filed or caused to be filed on their behalf any such claim for relief, such party shall promptly withdraw and dismiss such claim with prejudice.
(d)    In waiving and releasing any and all waivable claims whether or not now known, Employee and the Company understands that this means that, if they later discovers facts different from or in addition to those facts currently known by them, or believed by them to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and the later discovery of such facts, even if the party would not have agreed to this Agreement if such party had prior knowledge of such facts.
(e)    Nothing in this Section 1, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Section 1.a above), Employee may only seek and receive non-monetary forms of relief through any such claim.
(f)    Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by the Employee (i) of any claims for payments to which the Employee is entitled under the express language of Section 6 of the Employment Agreement, (ii) of any claims for vested benefits (e.g., medical or 401(k) benefits) and (iii) of any right that the Employee had immediately prior to his termination of employment to be indemnified by any Company Released Party or to coverage under any directors and officers insurance policy and any run-off policy thereto.
2.    No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Company Released Parties or the Employee of any wrongdoing with respect to the other party, any such wrongdoing being expressly denied.
3.    Acknowledgement of Waiver and Release of Claims Under ADEA.
(a)    The Employee acknowledges that, pursuant to Section 1 hereof, he is agreeing to waive and release any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that he is doing so knowingly and voluntarily. The Employee also acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that he has been advised by the Company, as required by the ADEA, that:
(i)    the ADEA waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date he signs this Agreement;
(ii)    he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so);
(iii)    he has twenty-one (21) days within which to consider this Agreement (although he may choose voluntarily to sign it earlier);
(iv)    he has seven (7) days following the date he signs this Agreement to revoke this Agreement by delivering a written notice of such revocation to [PERSON/ADDRESS]; and
(v)    this Agreement shall not become effective or enforceable until the first day following the end of the seven-day revocation period; provided that the Employee has signed, returned and not revoked this Agreement in accordance with the terms hereof.
(b)    Nothing in this Agreement shall prevent the Employee from challenging or seeking a determination in good faith of the validity of the ADEA waiver and release contained in this Agreement, nor does it prevent the Employee from filing a charge with the EEOC to enforce the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.    Miscellaneous.
(a)    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to its conflict of laws principles.
(b)    Consent to Jurisdiction. Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of Ohio, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Company and the Employee irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.
(c)    Prior Agreements. Unless stated otherwise expressly herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.
(d)    Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.
(e)    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

[Signature page to follow]

N WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

COMPANY

By:___________________________
Name:
Title:

EMPLOYEE

______________________________
Richard A. Zimmerman

i.

Exhibit B
ROLLOVER EQUITY

Equity Award	Company Shares (As Converted/ Post-Closing)	Vesting Schedule (Post-Closing)
2022 RSA	7,650	100% on 2/24/2025
2023 RSA	23,052	50% each on 2/24/2025 & 2/23/2026
2024 RSA	36,171	1/3 each on 3/31/2025, 2/23/2026 & 2/22/2027
2021 PSU	90,191	100% on 12/31/2024
2022 PSU	113,306	100% on 12/31/2024
2023 PSU	84,155	100% on 12/31/2025
2024 PSU	84,398	100% on 12/31/2026
Completion Bonus (A)	91,058	50% each on 12/4/2024 & 6/4/2025
Completion Bonus (B)	23,679	50% each on 2/6/2025 & 6/4/2025